Exhibit 10.2
Albuquerque Suite Hospitality LLC
Restructuring Agreement

This Agreement is made as of August 30, 2010, by and among:

RARE EARTH FINANCIAL, LLC, an Arizona limited liability company (“Rare Earth”);

RRF LIMITED PARTNERSHIP, a Delaware limited partnership (“RRF”);

INNSUITES HOSPITALITY TRUST, an Ohio business trust (“IHT”) and General Partner of RRF; and

ALBUQUERQUE SUITE HOSPITALITY LLC, an Arizona limited liability company (“ASH”)

RECITALS:

A.	ASH owns and operates the Albuquerque InnSuites Hotels & Suites, a 101-unit hotel in Albuquerque, New Mexico (the “Property”).

B.	ASH is currently owned approximately 88% by RRF and approximately 12% by Rare Earth.
C.
Rare Earth and RRF wish to restructure ASH, creating Class A, Class B and Class C Membership Interests (referred to collectively as “Interests”), and cause ASH to offer and sell up to 400 Class A Interests in ASH to accredited investors for $4,000,000 (the “Offering”).  Rare Earth, as the new Administrative Member of ASH, will coordinate the offering and sale of Class A Interests to third parties.  Rare Earth and other Affiliates may purchase Interests under the offering.

D.
As a part of the restructuring, RRF would exchange its current Membership Interests in ASH for 295 Class B Interests in ASH, and Rare Earth would exchange its current Interest in ASH for 40 Class C Interests in ASH. Proceeds from the Offering will be used in part to redeem Class B Interests, and may be used in part to redeem Class C Interests.

FOR VALUABLE CONSIDERATION RECEIVED, the parties agree as follows:

1. Restructuring of ASH.  As soon as practicable after execution of this Agreement, Rare Earth and RRF, as the sole Members and Manager of ASH, will amend the Articles of Organization and Operating Agreement, in form and substance reasonably acceptable to RRF and ASH, for ASH to:

(a) Change ASH from a manager-managed to a member-managed limited liability company;

(b) Create three classes of Membership Interests authorized for issuance in amounts sufficient to accommodate the offering and the restructuring issuances to Rare Earth and RRF, and provide for distribution and liquidation rights and preferences as described in Section 3 and 7 below and the exchange provided for in Recital D above; and

(c) Name Rare Earth as the Administrative Member of ASH.

2. Offering.  Upon completion of the restructuring, ASH will conduct an offering to accredited investors only of up to 400 Class A Interests at $10,000 per Interest (the “Offering”), for a total offering $4,000,000 (the “Offering Price”). The Offering Price reflects the appraised value of the Property of $4,900,000, less current debt and other liabilities of approximately $1,550,000 for a net equity value of approximately $3,350,000. The $3,350,000 net equity value is further reduced by the $400,000 in Interests held by Rare Earth to net of $2,950,000 to RRF. As Class A Interests are sold in the Offering, RRF’s Class B Interests will be redeemed on a one-for-one basis.  The Offering contemplates the sale of 65 Interests to build cash reserves estimated at $650,000, less a Restructuring and Offering Fee of $320,000 to Rare Earth and offering costs of $30,000, for a net of $300,000 in cash reserves.  Subject to the closing of the Offering, ASH will pay:  (a) a Restructuring and Offering Fee to Rare Earth of 8% of the Offering Price ($320,000); and (b) offering costs of $30,000.  If 51% of the Interests in the Offering are not sold (including Interests purchased by Rare Earth and its affiliates), Rare Earth will be paid a fee equal to 8% of the aggregate offering price of the actual Interests sold, including $400,000 worth of Interests sold to Rare Earth and its affiliates (the “Alternate Fee”), instead of the $320,000 Restructuring and Offering Fee.  The Alternate Fee will be payable by ASH in cash or Class C Interests of ASH valued at $10,000 per Interest, as agreed between ASH and RRF, and will be due on the earlier of the closing of the Offering or December 31, 2011.

3. Interests.

(a) All Membership Interests will have equal voting rights and will share equally in all distributions (including distributions or proceeds payable upon a Triggering Event), subject to (1) priority distribution rights and distribution catch-up rights described in paragraph 3(b), and (2) the Administrative Member’s 50% participation right described in paragraph 3(e).  All Memberships will be redeemable by ASH for $10,000 after payment of all distributions to which such Interests are entitled under paragraphs 3(b) and (c).

(b) All Membership Interests will be entitled to receive priority distributions annually from ASH of $700 per $10,000 Interest from January 1, 2011 through December 31, 2015.  However, priority distributions will be paid first to Class A Interests, second to Class B Interests and third to Class C Interests.  Priority distributions will be cumulative, so that all priority distributions must be paid in full to Class A Interests before any priority distributions are paid to Class B or C Interests, and all priority distributions must be paid in full to Class A and B Interests before priority distributions are paid to Class C Interests.  Rare Earth, James Wirth and certain named affiliates shall elect to defer receiving all priority distributions on their Class A Interests until all priority distributions to other holders of Class A and Class B Interests have been paid current.  Upon completion of priority distributions due Class A Interests through December 31, 2015, Class A Interests will not participate in distributions by ASH until Class B and Class C priority distributions have been paid current through December 31, 2015.  Upon completion of priority distributions due Class A and Class B Interests through December 31, 2015, Class A and Class B Interests will not participate in distributions by ASH until Class C priority distributions have been paid current through December 31, 2015.  If a Triggering Event of ASH occurs (including a sale or refinancing of substantially all of the assets of ASH or merger, sale, liquidation or other winding-up of ASH) prior to the payment of all priority distributions to Class A, B and C Interests, such priority distributions will be paid to the respective Members out of any proceeds of the event before general distribution of the proceeds to the Members (including the Administrative Member’s participation described in 3(e)).

(c) After December 31, 2015, all Membership Interests will be entitled to annual distributions of $700 per $10,000 Interest, which will be cumulative.  All Interests will share equally in all such distributions.  If a Triggering Event (as defined in 3(b)) of ASH occurs prior to the payment of any accumulated distributions to the Members, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the Members (including the Administrative Member’s participation described in 3(e)).  In the event that funds generated from a Triggering Event are insufficient to pay the total amount of all such accumulated distributions owed to the Members, all Members will participate pro rata in the funds available for distribution to them.

(d) Distributions will be payable quarterly in arrears based on calendar quarters, due 40 days after the end of the quarter.  The first regularly scheduled distribution will be for the first calendar quarter January 1 through March 31st and will be payable 40 days later on May 10, 2011.  Thereafter, distributions will be made every three months provided, in the sole judgment and discretion of the Administrative Member, cash is available for such distributions.  ASH will use its best efforts to pay the quarterly distributions contemplated in paragraphs 3(b) and (c).

(e) In the event that either (a) all Interests have been redeemed or (b) all Interests are current in the distributions to which they are entitled and each Interest has received distributions totaling at least $10,000, Rare Earth will receive 50% of (1) any distributions made by ASH and (2) the proceeds from any Triggering Event (as defined in 3(b)) as consideration for its role as Administrative Member.

4. Payments from Rare Earth to RRF.  As consideration for the transactions contemplated by this Agreement and with the expectation that the transactions contemplated by this Agreement will be consummated, Rare Earth has paid RRF $400,000 prior to the date of this Agreement for Rare Earth’s current 12% Interest in ASH.

5. Administrative Member.  If a minimum of 160 Interests (excluding 40 Interests sold to Rare Earth) are not sold by December 31, 2011, Rare Earth will resign as Administrative Member of ASH, and Rare Earth and RRF will cause RRF to be elected as Administrative Member.  Rare Earth will use its best efforts to sell at least 160 Interests (excluding 40 Interests sold to Rare Earth) on or before January 31, 2011.

6. Removal of Administrative Member.  At any time, a Majority-in-Interest of the Class A Members may remove Rare Earth as Administrative Member and elect a new Administrative Member.  Notwithstanding its removal as Administrative Member pursuant to this paragraph, Rare Earth will retain the participation right described in paragraph 3(e) provided that 160 or more Interests have been sold by December 31, 2011.

7. Ownership of ASH.  The table below demonstrates the capital structure of ASH immediately upon restructuring, the capital structure in the event of the sale of 203 Class A Interests in the Offering, and the capital structure in the event of the sale of all 400 Class A Interests in the Offering.

	Immediately Upon Restructuring	In the Event of Sale of 203 Class A Interests	In the Event of Sale of 400 Class A Interests
Owners	Interests	Interests	Interests
Third Parties	0	203 Class A	400 Class A
RRF	295 Class B	95 Class B	0 Class B
Rare Earth	40 Class C	72 Class C	0 Class C
Authorized & Unissued	65	30	0
Total	400	400	400

8. Miscellaneous.

(a) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(b) Waiver.  No waiver or modification of this Agreement shall be valid unless in writing and executed by the party against which the waiver or modification is to be enforced.  No waiver of any breach or default shall operate as a waiver of any other breach or default, whether similar or different from the breach or default waived.

(c) Severability.  All provisions of this Agreement are severable, and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provisions were not contained herein.

(d) Entire Agreement.  This Agreement constitutes the complete understanding of the parties hereto, and supersedes all prior understandings or agreements, whether oral or written.  This Agreement shall be binding upon the inure to the benefit of the parties hereto, their successors, their legal representatives, heirs and assigns.

The parties have executed this Agreement effective as of the date first written above.

RRF LIMITED Partnership

By:  InnSuites Hospitality Trust
Its:  General Partner

          /s/  Marc E. Berg
By:             Marc E. Berg

Its:             Executive Vice President

RARE EARTH FINANCIAL LLC

          /s/  James F. Wirth
By:            James Wirth, Manager

ALBUQUERQUE SUITE HOSPITALITY LLC

By:  RRF Limited Partnership, Manager

          /s/  Marc E. Berg
By:            Marc E. Berg

Its:            Executive Vice President

JAMES WIRTH

         /s/  James F. Wirth